Exhibit 99.1

News release

HYZON ANNOUNCES FIRST QUARTER 2024 FINANCIAL AND OPERATING RESULTS

BOLINGBROOK, Ill., May 13, 2024 - Hyzon (NASDAQ: HYZN) (Hyzon or the Company), a U.S.-based manufacturer and global supplier of high-performance hydrogen fuel cell systems focused on providing zero-emission power to decarbonize the most demanding industries, today announced its first quarter 2024 financial and operating results:

Recent Highlights

•First quarter 2024 Revenue of $10.0 million as compared to no revenue in the prior-year period, demonstrating material progress in customer acceptance and completion of commercial cycle
•Announced Joint Development Agreement with New Way Trucks, North America’s largest private refuse manufacturer, and unveiled first hydrogen-powered refuse truck for U.S. market at WasteExpo in May; trials with major refuse collection fleets expected to begin summer 2024
•Completed five 200kW C-sample Fuel Cell Systems (FCS) in Q1 and five additional 200kW FCSs in April, remaining on track for Start of Production (SOP) of 200kW FCS in second half of 2024
•Successfully completed four-month refuse truck trial with REMONDIS Australia, converting to full vehicle sale
•Launched 200kW fuel cell system integrated in Australian heavy-duty cabover truck, with first SOP of Class 8 200kW Fuel Cell Electric Vehicle (FCEV) expected in second half of 2024
•R&D, SG&A, and net cash burn, excluding the first SEC settlement payment and the proceeds from the sale of the Rochester facility, all came in at or below the low-end of Company guidance ranges for the first quarter of 2024

"I am pleased with our start to 2024, during which we have built upon the commercial and technology inflection points we achieved in 2023," said Hyzon Chief Executive Officer Parker Meeks. "We've successfully completed the commercial cycle for vehicles deployed last year, evident in our quarterly revenue progression. We continue to receive positive data and feedback from initial vehicle deployments. Last week, we unveiled the first U.S. fuel cell refuse vehicle with New Way, and we eagerly anticipate commencing trials for this vehicle and the 200kW Class 8 fuel cell truck this summer. We remain on schedule for the SOP of our single stack 200kW fuel cell system in the latter half of this year, and are enhancing manufacturing efficiencies and expanding our facility capabilities. I am highly encouraged by the progress we have made and the strength of the Hyzon platform as we progress through the balance of 2024."

First Quarter 2024 Business Highlights

Commercial Progress
Hyzon unveiled the first fuel cell electric refuse truck for the U.S. market with New Way Trucks, the largest private refuse equipment manufacturer in North America, at the WasteExpo in Las Vegas, Nev. earlier this month. After seeing the strong operational performance of the Company’s Australian refuse truck over a four-month customer trial in the second half of 2023, Hyzon accelerated this vehicle development to bring the zero-emission platform to North America.

In Q1, Hyzon delivered one Class 8 fuel cell truck to a drayage customer at the Ports of Los Angeles and Long Beach, the largest port drayage fleet in the U.S.

Hyzon continues to receive positive feedback from Performance Food Group (PFG) in California as they gain operational experience through the four FCEVs delivered to them in December 2023. Pending a successful 200kW vehicle trial planned for summer 2024, Hyzon expects to work with PFG on an expanded agreement for 15 200kW FCEVs, as well as a potential option for 30 more FCEVs.

In March, Hyzon launched its single stack 200kW fuel cell system and powertrain, integrated into a heavy-duty cabover vehicle, a familiar design for fleets in Australia, New Zealand, and Europe. The Company expects to deploy 200kW cabover vehicles in Australia and New Zealand and 200kW conventional vehicles in the U.S. later this year.

Growing Government Support for Clean Energy Initiatives
The Inflation Reduction Act earmarks $2.6 billion for the Environmental Protection Agency’s Clean Ports Program. As initial examples, Hyzon is actively supporting two of the top ten ports in the country in their applications under the Clean Ports Program which have the ambition to deploy up to 100 trucks in a single application.

The Department of Energy also awarded $750 million funded by the Bipartisan Infrastructure Law (BIL) to companies advancing clean hydrogen technologies, including a project on which Hyzon is a partner. Hyzon has also recently submitted a concept paper as the lead applicant under an additional $425 million BIL funding program, which if selected, may provide up to $14 million to help fund future expansions of the Bolingbrook fuel cell facility.

Single Stack 200kW Fuel Cell System C-Sample Development Update
Hyzon continues to progress its C-sample development to meet all technical requirements to reach SOP for its single stack 200kW fuel cell system in the second half of 2024. The Company completed five C-sample systems in the first quarter using production tooling and an additional five systems in April, while continuing to advance rigorous durability testing to remain on track for SOP.

Concurrently, the Company has been working to drive greater efficiency in its manufacturing operations as it prepares for SOP at its Bolingbrook fuel cell facility. In the first quarter, it increased its daily single cell production rate by over 2.5 times.

Hyzon expects its 200kW FCS annual production capacity to be 700 systems on three shifts with less than $3 million of capital expenditures remaining to achieve SOP and the targeted initial capacity. Capital-efficient capacity expansions are planned as demand continues to grow.

First Quarter 2024 Financial Updates
"We recognized first quarter revenue of $10.0 million compared to no revenue in the comparable prior-year period. Hyzon believes that this reflects a significant customer and financial milestone for the Company – an amount this quarter approximately equal to the total revenue recorded prior to this quarter and since the Company’s inception," said Hyzon Chief Financial Officer Stephen Weiland. "While an important validator

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and reflection of customer acceptance, we do expect near-term fluctuations in revenue recognition given the timing of deployments and contract terms. We were also pleased that R&D, SG&A, and net cash burn excluding the first SEC settlement payment and the proceeds from the sale of our Rochester facility, all came in at or below the low-end of our guidance ranges for the quarter."

As of March 31, 2024, unrestricted cash, cash equivalents, and short-term investments were $82.6 million, representing a net cash burn of $29.6 million from the December 31, 2024 balance of $112.3 million. Net cash burn, excluding the $8.5 million first SEC settlement payment and approximately $2.9 million in proceeds received from the sale of the Company's Rochester facility, came to $24.0 million for the first quarter of 2024. Excluding these items, and consistent with Company guidance for the quarter, this represented the lowest quarterly net cash burn over the last ten quarters and the fifth consecutive quarter of declining net cash burn.

Conference Call Information
The Hyzon management team will host a conference call to discuss its first quarter financial results on Monday, May 13, 2024 at 4:30 p.m. Eastern Time.

Participants can join the call at 1-888-800-7840 or international callers can use 1-646-307-1856 and enter the access code 5240234. To listen to the live audio webcast and Q&A, visit the Hyzon investor relations website at https://investors.hyzonfuelcell.com/.

About Hyzon

Hyzon is a global supplier of high-performance hydrogen fuel cell technology focused on providing zero-emission power to decarbonize demanding industries. With agile, high-power technology designed for heavy-duty applications, Hyzon is at the center of a new industrial revolution fueled by hydrogen, an abundant and clean energy source. Hyzon focuses on deploying its fuel cell technology in heavy-duty commercial vehicles across North America, Europe, and Australia/New Zealand today and in tomorrow's power generation and energy storage, mining, construction, rail, marine, and airport ecosystems. To learn more about how Hyzon partners across the hydrogen value chain to accelerate the clean energy transition, visit www.hyzonfuelcell.com.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements. When used herein, the words "aim,” "could," "should," "will," "may," "believe," "anticipate," "intend," "estimate," "expect," "project," "outlook," "guidance," the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on management's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyzon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by events or circumstances after the date of this press release. Hyzon cautions you that forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyzon, including, but not limited to, the following: our ability to raise needed capital in sufficient time or amount; our ability to commercialize our products and strategic plans, including our ability to establish facilities to produce our fuel cells, assemble our vehicles or secure hydrogen supply in appropriate volumes, at competitive costs, or competitive emissions profiles; our ability to compete effectively in the heavy-duty transportation sector, and withstand intense competition and competitive pressures from other companies worldwide in the industries in which we operate; our ability to convert non-binding memoranda of understanding into binding orders or sales (including because of the current or prospective resources of our counterparties) and the ability of our counterparties to make payments on orders; our ability to invest in hydrogen production, distribution, and refueling operations to supply our customers with hydrogen at competitive costs to operate their fuel cell electric vehicles; disruptions to the global supply chain, including as a result of geopolitical events, and shortages of raw materials, and the related impacts on our third-party suppliers and assemblers; our ability to maintain the listing of our common stock on the Nasdaq Global Select Market; our ability to retain or recruit, or changes required in, our officers, key employees, or directors; our ability to protect, defend, or enforce our intellectual property on which we depend; and the impacts of legal proceedings, regulatory disputes, and governmental inquiries.

Contact:
IR@hyzonfuelcell.com

Media Contact:
Hyzon@teamavoq.com

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HYZON MOTORS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$52,408	$112,280
Short-term investments	30,232	—
Accounts receivable	3,960	498
Unbilled receivable	52	1,599
Inventory	22,683	28,811
Prepaid expenses and other current assets	8,749	9,335
Total current assets	118,084	152,523
Property, plant, and equipment, net	15,809	18,569
Right-of-use assets	4,343	4,741
Equity method investments	8,353	8,382
Investments in equity securities	763	763
Other assets	6,360	6,157
Total Assets	$153,712	$191,135
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,399	$1,479
Accrued liabilities	25,891	30,116
Related party payables	146	265
Contract liabilities	4,331	8,872
Current portion of lease liabilities	1,697	1,821
Total current liabilities	34,464	42,553
Long term liabilities
Lease liabilities	5,280	5,733
Private placement warrant liability	641	160
Earnout liability	5,552	1,725
Accrued SEC settlement	8,078	8,000
Other liabilities	1,106	2,964
Total Liabilities	$55,121	$61,135
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.0001 par value; 400,000,000 shares authorized, 245,214,777 and 245,081,497 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively.	25	25
Treasury stock, at cost; 3,769,592 shares as of March 31, 2024 and December 31, 2023, respectively.	(6,446)	(6,446)
Additional paid-in capital	382,669	380,261
Accumulated deficit	(276,865)	(242,640)
Accumulated other comprehensive loss	(41)	(514)
Total Hyzon Motors Inc. stockholders’ equity	99,342	130,686
Noncontrolling interest	(751)	(686)
Total Stockholders’ Equity	98,591	130,000
Total Liabilities and Stockholders’ Equity	$153,712	$191,135

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HYZON MOTORS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$9,983	$—
Operating expense:
Cost of revenue	7,816	838
Research and development	10,829	9,340
Selling, general, and administrative	21,528	30,857
Restructuring and related charges	501	—
Total operating expenses	40,674	41,035
Loss from operations	(30,691)	(41,035)
Other income (expense):
Change in fair value of private placement warrant liability	(481)	641
Change in fair value of earnout liability	(3,827)	6,420
Foreign currency exchange gain (loss) and other expense, net	(527)	1,150
Investment income and interest income, net	1,224	2,566
Total other income (expense)	(3,611)	10,777
Loss before income taxes	$(34,302)	$(30,258)
Income tax expense	—	—
Net loss	$(34,302)	$(30,258)
Less: Net loss attributable to noncontrolling interest	(77)	(10)
Net loss attributable to Hyzon	$(34,225)	$(30,248)

Comprehensive loss:
Net loss	$(34,302)	$(30,258)
Foreign currency translation adjustment	485	(804)
Net change in unrealized gain (loss) on short-term investments	—	(297)
Comprehensive loss	$(33,817)	$(31,359)
Less: Comprehensive income (loss) attributable to noncontrolling interest	(65)	(17)
Comprehensive loss attributable to Hyzon	$(33,752)	$(31,342)
Net loss per share attributable to Hyzon:
Basic	$(0.14)	$(0.12)
Diluted	$(0.14)	$(0.12)
Weighted average common shares outstanding:
Basic	245,127	244,541
Diluted	245,127	244,541

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